Exhibit 10.16

August 15, 2013

Margo Smith

VIA ELECTRONIC DELIVERY

Dear Margo:

Marketo, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.              Position.  Your title will be SVP, General Counsel, and Secretary, and you will report to Phil Fernandez.  This is a full-time, exempt position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Your work location will be the Company’s offices in San Mateo, California.

2.              Cash Compensation.  The Company will pay you a starting salary at the rate of $275,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

In addition, you will be eligible for an MBO bonus plan, details of which will be established.  Your total on target compensation under the MBO bonus plan for the first calendar year of your employment will be $100,000, annualized and prorated from your hire date.

You will also receive a one-time sign-on bonus of $25,000, one-half of which will be paid to you after 30 days of employment, and the other half which will be paid to you after 120 days of employment.  Should you voluntarily terminate from the Company within the first year after your start date, the sign-on bonus must be paid back in full to the Company.

3.              Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  These benefits are described in the Company’s employee benefit summary.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.              Equity.

Stock Options.  Subject to the approval of the Company’s Board of Directors or its Compensation or Equity Management Committee and in accordance with Marketo’s equity award grant policy, you will be granted an option to purchase 21,500 shares of the Company’s Common Stock.  The exercise price per share will be determined by the Board of Directors or its Compensation or Equity Management Committee when the option is granted.  The option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement.  You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Restricted Stock Unit Award.  Subject to the approval of the Company’s Board of Directors or its Compensation or Equity Management Committee and in accordance with Marketo’s equity award grant

Marketo, Inc.  |  901 Mariners Island Blvd., Suite 200, San Mateo, CA 94404  |  +1 650 376 2300

policy, you will be granted 21,500 restricted stock units under the Plan. The RSUs will be subject to the terms and conditions of the Plan as described in the Plan and the applicable restricted stock unit agreement to be signed by you and the Company, which will be provided to you as soon as practicable after the grant date and which you will be required to sign.  You agree to electronic delivery and acceptance of the applicable equity documents.  The RSUs will vest and become non-forfeitable (assuming your continued employment with the Marketo group on each vesting date) as follows: 25% each on the first, second, third and fourth anniversary of the grant date.

5.              Change in Control. In addition, you will be subject to our Tier II Change in Control Policy, which includes 12 months of salary and COBRA reimbursement, 100% acceleration of unvested equity, as well as other benefits, which will be detailed in a separate agreement. Along with Marketo’s CEO and CFO, you will be exempt from certain “Good Reason” restrictions as per the Agreement.

6.              Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement a copy of which is attached hereto.

7.              Global Code of Conduct.  A copy of our Global Code of Conduct, which you are also subject to, is attached. Please familiarize yourself with this document prior to your start date.

8.              Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

9.              Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10.       Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on August 19, 2013.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your offer is further conditioned upon acceptable reference and background checks.  Your employment is also contingent upon your starting work with the Company no later than September 16, 2013.

Margo, we’re very excited to have you join our team at Marketo.  If you have any questions, please call me at 650 387 8459.

Very truly yours,

/s/ Phillip M. Fernandez
Phillip M. Fernandez President & CEO Marketo, Inc.

I have read and accept this employment offer:

/s/ Margo Smith
Signature of Margo Smith

Dated:	8/16/2013

Attachments

Exhibit A: Proprietary Information and Inventions Agreement